Exhibit 2.1

EXECUTION COPY

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT

between:

STRAKAN INTERNATIONAL S.À R.L.

a company organized under the laws of Luxembourg;

and

GTX, INC.,

a Delaware corporation

Dated as of September 28, 2012

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of September 28, 2012 (the “Date of Agreement”), by and between GTx, Inc., a Delaware corporation (“Seller”), and Strakan International S.à r.l., a company organized under the laws of Luxembourg (“Purchaser”) (Seller and Purchaser shall hereinafter be referred to individually as a “Party,” and collectively as the “Parties”).

RECITALS

A. Seller and Orion Corporation, a corporation organized and existing under the laws of Finland (“Orion”), are parties to a Purchase Agreement dated as of December 14, 2004 (the “Original Purchase Agreement”) and an Amended and Restated License and Supply Agreement dated as of January 1, 2005 (the “GTx and Orion Amended and Restated License and Supply Agreement”), governing the Seller’s and Orion’s rights and obligations with respect to the research, development, commercialization and manufacture of certain pharmaceutical products based on the compound known as toremifene, including Seller’s rights to market and sell Fareston® for the treatment of breast cancer in the USA (as defined below) (collectively, the “Current Agreements”).

B. Purchaser wishes to acquire all of Seller’s rights and interests to the Product (as defined below) in the USA, which rights and interests will be transferred to Purchaser pursuant to this Agreement and a new License and Supply Agreement between Purchaser and Orion (the “New License and Supply Agreement”).

C. Concurrently with and as a condition to the closing of this Agreement, Purchaser and Orion will execute the New License and Supply Agreement and except as may be provided in this Agreement, Seller will be relieved of its obligations under the GTx and Orion Amended and Restated License and Supply Agreement.

D. Subject to the terms and conditions of this Agreement, Seller wishes to sell, and Purchaser wishes to acquire all of the Purchased Assets (as defined below).

E. Certain capitalized terms used in this Agreement are defined in Exhibit A.

AGREEMENT

Purchaser and Seller, intending to be legally bound, agree as follows:

1. Purchase And Sale Of Assets; Related Agreements

1.1 Assets to be Transferred. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), Seller shall or shall cause Seller’s Affiliates to sell, transfer, convey, assign, grant and deliver to Purchaser as of the Effective Date (as defined below), free and clear of all Encumbrances, and Purchaser shall purchase, acquire and receive, all right, title and interest in and to, the following properties, rights, claims and assets relating to the Product:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a) Product Filings.

(i) All right, title and interest in and to NDA #20-497 and all amendments and supplements thereto and all related INDs filed with the FDA for the Product (but excluding any Drug Master Files filed with the FDA) (such filings and approvals, the “Product Filings”).

(b) Product Marks and Fareston Domain Names.

(i) All right, title and interest in and to the trademark Fareston® in the USA (Registration No. 1460565) and any other trademarks, service marks, logos, trade names and trade dress exclusively used in the distribution, marketing and sale of the Product and/or any packaging or promotional materials for the Product (except for any rights with respect to the “GTx” name) (collectively, the “Product Marks”), including, but not limited to, all registrations, applications for registration and common law rights with respect to any of the Product Marks, and any and all goodwill related thereto. All registrations and applications to register any of the Product Marks are listed in Part 1.1(b)(i) of the Disclosure Schedule.

(ii) All right, title and interest of Seller and its Affiliates in the content contained within the website accessed under the domain name listed in Part 1.1(b)(ii) of the Disclosure Schedule (the “Fareston Domain Name”) (the Parties acknowledge that Purchaser shall be entitled to use the Fareston Domain Name pursuant to the New License and Supply Agreement, and Seller hereby represents and warrants that it has no right, title or interest to the Fareston Domain Name).

(c) Other Assets From Seller.

(i) All right, title and interest in and to the Fareston Business Assets.

(ii) The Product inventory that is Merchantable held by or on behalf of Seller at the Closing (the “Product Inventory”), consisting of approximately four thousand eight hundred eighty-nine (4,889) bottles of 30’s from Lot #50809111. The Parties will agree on the reasonably approximate amount of the Product Inventory existing on the day prior to the Closing to be purchased by Purchaser, and the Parties agree to reconcile the actual amount of the Product Inventory, as necessary, promptly following the Effective Date to properly reflect the amount and Purchase Price attributable to the Product Inventory acquired by Purchaser as of the Effective Date.

(iii) The Sample Product blister packs (the “Sample Product Packs”) that Purchaser elects to acquire from Seller at the Closing, which as of the date hereof total approximately nine thousand four hundred sixty (9,460) packages with an expiry date of July 2013, with each Sample Product Pack containing seven (7) tablets.

(iv) All right, title and interest in and to the Product Technical Information owned by Seller or its Affiliates.

(v) All right, title and interest in and to the Promotional Materials.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vi) All claims, causes of action, rights of recovery and rights of set-off of any kind accruing subsequent to the Effective Date which pertain to or arise out of and may accrue to the benefit of Seller or Seller’s Affiliates and relate to the Business and/or the Product or any other Purchased Assets.

(vii) All rights to refunds of Taxes paid by or on behalf of Purchaser or any of its Affiliates relating to sales of the Product made by Purchaser or any of its Affiliates for any period or partial period beginning after the Effective Date.

(viii) All right, title and interest of Seller and its Affiliates in and to any other assets or rights (other than the GTx and Orion Amended and Restated License and Supply Agreement) that are used, or held for use, exclusively in connection with the Business.

(d) Contracts. All right, title and interest of Seller and its Affiliates under the Contracts listed in Part 1.1(d) of the Disclosure Schedule (the “Assumed Contracts”), provided that to the extent any such Contract prohibits its transfer or assignment (“Restricted Contracts”), then for any such Restricted Contract which is not determined to be transferrable or assignable as of the Effective Date, the Parties shall use commercially reasonable efforts to effect such transfer or assignment to Purchaser promptly thereafter.

All of the foregoing assets are hereinafter collectively referred to as the “Purchased Assets.”

For the avoidance of doubt, all other assets of Seller including, without limitation, other proprietary rights of Seller, equipment and other tangible and intangible personal property, remain the property of Seller and are not subject to this Agreement.

1.2 Liabilities to be Assumed. Upon the terms and subject to the conditions of this Agreement, on the Effective Date, Purchaser shall assume and agree to perform and discharge Seller’s Liability arising on and after the Effective Date (other than any Liabilities that are Excluded Liabilities), under and pursuant to the Assumed Contracts (the “Assumed Liabilities”); additionally, if any Restricted Contracts are transferred to Purchaser after the Effective Date, as provided in this Agreement, Purchaser shall assume, perform and discharge (and the Assumed Liabilities shall include) Seller’s Liability thereunder from and after the Effective Date (except to the extent such liability relates to the Product sold by Seller prior to the Effective Date), notwithstanding the date upon which such transfer is effected. Purchaser shall also assume any Liability pertaining to any Legal Requirement as the holder of the NDA from and after the Effective Date, excluding, however, any such Liability which arose or pertains to a time period prior to the Effective Date, which shall be deemed to be an Excluded Liability.

1.3 Liabilities Not to be Assumed. Except as specifically set forth in Section 1.2, Purchaser is not at any time assuming any other Liabilities of Seller or any of its Affiliates (“Excluded Liabilities”), and all such Excluded Liabilities shall be and remain the responsibility of Seller. The Excluded Liabilities shall include, without limitation:

(i) any Liabilities that arise under any Assumed Contract (or Restricted Contract) prior to the Effective Date, or that arise under any Assumed Contract (or Restricted Contract) after the Effective Date, but only to the extent the Liability under the Assumed Contract (or Restricted Contract) pertains to a breach of the agreement by Seller prior to the Effective Date or an indemnified obligation specified in the Assumed Contract (or Restricted Contract) that relates to an act or omission of Seller prior to the Effective Date;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) any Liabilities under the GTx and Orion Amended and Restated License and Supply Agreement;

(iii) any Liabilities of Seller and its Affiliates with respect to Product returns as set forth in Section 9.3;

(iv) any Liabilities of Seller and its Affiliates with respect to Chargebacks as set forth in Section 9.6;

(v) any Liabilities of Seller and its Affiliates with respect to Product rebates as set forth in Section 9.8;

(vi) any Liabilities arising out of product liability and any other claims by any Third Party, as well as an Liabilities relating to any voluntary or involuntary recall or field correction, in each case to the extent arising from or relating to any Product (whether or not defective) sold by or on behalf of Seller or any of its Affiliates on or prior to the Effective Date;

(vii) any assessments, claims or liabilities (including interest and/or penalties) for Taxes relating to, imposed upon or assessed against any of the Purchased Assets, the Business or the sales, income, property or business of Seller or any of its Affiliates for any period ending on or before the Effective Date; and

(viii) any Liabilities arising out of or relating to the marketing, selling or promotion of the Product and/or the Promotional Materials prior to the Effective Date.

1.4 Purchase Price.

(a) In consideration for the sale and transfer of the Purchased Assets to Purchaser as of the Effective Date, the Product Inventory and for other rights granted to Purchaser pursuant to those Transactional Agreements (as hereinafter defined) that are between the Parties, including facilitating the execution of the New License and Supply Agreement and related agreements between Purchaser and Orion, Purchaser shall pay to Seller at the Closing an amount equal to (i) Twenty-One Million Five Hundred Eighty-Thousand US Dollars ($21,580,000), plus (ii) an additional amount of [ * ] included in the Product Inventory (less the credit described in Section 9.6), plus (iii) [ * ] per Sample Product Pack which Purchaser elects to acquire from Seller at the Closing. The payments described in (i), (ii) and (iii), collectively, shall be hereinafter referred to as the “Purchase Price.” Purchaser shall pay to Seller the Purchase Price on or before the Payment Date (as hereinafter defined).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Any amounts payable by Purchaser shall be paid by wire transfer in US Dollars to:

Bank:	First Tennessee Bank, Memphis, TN
Account name:	GTx, Inc.
Account number:	171869608
IBAN:	USFTBM084000026
Swift:	FTBMUS44

1.5 Other Agreements. At the Closing, Seller and Orion shall have terminated as of the Effective Date the GTx and Orion Amended and Restated License and Supply Agreement, the Amended and Restated Pharmacovigilance Data Exchange Agreement dated as of October 1, 2007 (the “GTx/Orion Pharmacovigilance Agreement”) and other related agreements pertaining to the Product, and Purchaser and Orion shall have entered into the New License and Supply Agreement and a pharmacovigilance agreement (the “Pharmacovigilance Agreement”), in form and substance reasonably acceptable to all parties to such documents (collectively, along with this Agreement and each other agreement to be delivered at the Closing as set forth in Section 1.9, referred to as the “Transactional Agreements”). The Parties shall also provide to each other any other documents reasonably necessary to evidence or effect the transactions contemplated by this Agreement, including, without limitation, the Transactional Agreements set forth in Section 1.9.

1.6 Allocation of Purchase Price. Promptly following the Date of Agreement, Purchaser and Seller shall in good faith determine the appropriate allocation of the Purchase Price among the Purchased Assets. The Parties shall use commercially reasonable efforts to minimize the amount of sales or use taxes arising from the purchase of the Purchased Assets by Purchaser. The allocation prescribed by such exhibit shall be conclusive and binding upon Seller and Purchaser for all purposes, and Seller and Purchaser shall file Tax Returns or other documents with any Governmental Body that are consistent with such allocation; provided, however, that if a Governmental Body disagrees with such allocation, then Purchaser may alter such allocation to conform with such Governmental Body’s requirements.

1.7 Further Action. If, at any time after the Closing, any further action shall be necessary on the part of either Party hereto to effect the intentions of the Parties as expressed in this Agreement, as and when requested by a Party and at such Party’s expense, each such Party shall take all such further action as may reasonably be necessary to effect such intentions, including, without limitation, providing to the other Party information relevant to determining the amount of Taxes due with respect to the transactions contemplated in this Agreement.

1.8 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the Parties delivering into escrow with Lowenstein Sandler PC in Roseland, New Jersey (“Escrow Agent”) (or to such other party or at such other place as Purchaser and Seller shall designate), prior to 12:00 p.m. (Central Daylight Time) on September 28, 2012, such documents as are specified in this Agreement as required to effect the Closing, and, assuming satisfaction or waiver of all conditions to the Closing set forth in Articles 6 and 7, or such subsequent date as the Parties shall agree following satisfaction or waiver of all conditions to the Closing set forth in Articles 6 and 7 (the “Scheduled Closing Time”), Escrow Agent, with confirmation by representatives of both Parties, shall deem the transactions Closed, with an effective date for the Closing being 11:59 p.m. (Central Daylight Time) on September 30, 2012 (the “Effective Date”), provided that the Parties agree that the Purchase Price shall be paid by Purchaser to Seller in immediately available funds, denominated in US dollars, on or before October 4, 2012 (the “Payment Date”). For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.9 Closing Deliverables.

(a) Seller’s Deliverables at Closing. At the Closing, Seller shall:

(i)	execute and deliver to Purchaser a Bill of Sale, substantially in the form attached hereto as Exhibit C (the “Bill of Sale”);

(ii)	execute and deliver to Purchaser a Trademark Assignment Agreement with respect the registrations and applications for registration included within the Product Marks, substantially in the form attached hereto as Exhibit D (the “Trademark Assignment”);

(iii)	deliver to Purchaser (A) a listing, based on Seller’s inventory records, of the Product Inventory as of the Closing Date and a listing of Sample Product Packs Purchaser elects to acquire and (B) the Release Batch Documentation for the Product Inventory; and

(iv)	deliver to Purchaser, at Purchaser’s designated location, a complete copy of all Product Filings, including any Product Filing records that are in electronic format.

(b) Purchaser’s Deliverables at Closing. At the Closing, Purchaser shall:

(v)	execute and deliver to Seller the Bill of Sale; and

(vi)	execute and deliver to Seller the Trademark Assignment.

Purchaser shall deliver to Seller the Purchase Price as set forth in Section 1.4(a) on or before the Payment Date, provided that Purchaser does hereby agree that if it shall fail to deliver to Seller full payment of the Purchase Price by the Payment Date, it shall pay to Seller, in addition to the Purchase Price, interest on the full amount of any part of the Purchase Price remaining unpaid as of the Payment Date at a rate equal to the greater of (i) twelve percent (12%) per annum or (ii) the highest rate of interest then allowable under Delaware law.

1.10 Additional Deliverables.

(a) Product Inventory. Seller represents that all Product Inventory is located at the warehouse of its third party logistics provider (Cardinal SPS) in LaVergne, Tennessee and shall be transferred to Purchaser’s account with such third party logistics provider immediately as of the Effective Date.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Other Purchased Assets. Within twenty (20) business days after the Effective Date, Seller shall deliver to Purchaser, at Purchaser’s designated location, to the extent not previously delivered to Seller, all documents, files and other materials (whether in tangible or electronic form) that are included within the Purchased Assets, including, without limitation, the Promotional Materials, the Fareston Business Assets, the Sample Product Packs and any documents, files and other materials reflecting any Product Technical Information. If Purchaser informs Seller that it reasonably requires any of the foregoing Purchased Assets before such twenty (20) business day period, Seller will use commercially reasonable efforts to provide such required Purchased Assets on an expedited basis.

2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants, as of the Date of Agreement and as of the Effective Date, as follows:

2.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to sell the Product.

2.2 Due Authorization. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Transactional Agreements, and the execution and delivery of this Agreement and the Transactional Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by Seller, including, without limitation, by its board of directors. Seller has the authority and power to cause each of its Affiliates to transfer the Purchased Assets held by any of them to Purchaser as contemplated hereunder and to comply with the other provisions of this Agreement.

2.3 No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Transactional Agreements by Seller is not prohibited or limited by, and will not result in the breach of or a default under (i) the Articles of Incorporation, Bylaws or other similar organizational documents of Seller or any of its Affiliates, (ii) any agreement or instrument binding on Seller or any of its Affiliates or (iii) any applicable order, Legal Requirement, writ, injunction or decree of any court or governmental instrumentality applicable to Seller or its Affiliates. This Agreement and the Transactional Agreements have been duly executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller, as applicable, in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

2.4 Title. Immediately prior to the Closing, Seller or an Affiliate of Seller is the sole owner of all right, title and interest in and to each of the Purchased Assets. At the Closing, Purchaser will receive sole beneficial and legal title to all of the Purchased Assets, free and clear of all Encumbrances. The Parties acknowledge that the Purchased Assets do not include (i) the registration for the domain name “Fareston.com,” which is owned by Orion and will be licensed to ProStrakan under the New License and Supply Agreement and (ii) Technical Information which relates to the Product (but does not fall within the definition of the Product Technical Information) which is owned by Orion and will be licensed to ProStrakan under the New License and Supply Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.5 Intellectual Property.

(a) All of the Fareston Intellectual Property is solely owned by Seller, free and clear of any Encumbrances. The Fareston Intellectual Property is enforceable and valid and freely assignable, and none of the Fareston Intellectual Property has been or is the subject of (i) any pending (or, to Seller’s Knowledge, threatened) adverse claim, judgment, injunction, order, decree or agreement restricting (A) its use in connection with the Product within the USA or (B) assignment thereof by Seller, or (ii) any other pending (or, to Seller’s Knowledge, threatened) litigation or claim of infringement.

(b) Other than the “GTx” name, the Product Marks include all trademarks, service marks, logos, trade names and trade dress that are used in connection with the Product and/or any packaging or promotional materials for the Product.

(c) Other than the Fareston Domain Names, there are no other domain name registrations owned by Seller or any of its Affiliates incorporating any of the Product Marks (or any variation thereof) or that are otherwise used or held for use in connection with the Business. To Seller’s Knowledge, no domain names comprised in whole or in part of any of the Product Marks (or any variation thereof) have been registered by a third party.

(d) Neither Seller nor any of its Affiliates owns or holds any license to any patent application or patent relating to the manufacture, use, sale or administration of the Product or that otherwise relates to the Business.

(e) To Seller’s Knowledge, neither the Product, nor the manufacture, use, sale, importation thereof, nor the conduct of the Business, infringes, misappropriates or otherwise violates any patent, trademark, copyright, trade secret or other intellectual property or proprietary right of any Person.

(f) Neither Seller nor any of its Affiliates has granted any license, option or other rights with respect to any of the Fareston Intellectual Property to any other Person.

(g) Except for the GTx and Orion Amended and Restated License and Supply Agreement and restrictions on certain former prospective purchasers of the Purchased Assets under certain confidentiality agreements executed with such prospective purchasers of the Purchased Assets, neither Seller nor any of its Affiliates, nor to Seller’s Knowledge, any other Person, is party to any agreement that limits or restricts use of the Fareston Intellectual Property or requires any payments for its use.

(h) Neither Seller nor any of its Affiliates has at any time received notice of (and, to Seller’s Knowledge, there is no) infringement, misappropriation or other violation by any Third Party of any of the Fareston Intellectual Property.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i) Seller and its Affiliates have paid in full all registration, application, filing, recordation and maintenance fees related to the Fareston Intellectual Property due and payable prior to the Effective Date.

(j) Seller and its Affiliates have taken reasonable measures to protect the proprietary nature of each item of the Fareston Intellectual Property as well as the value of all trade secrets and confidential information included in the Purchased Assets consistent with Seller’s practices with respect to other products of a similar value.

2.6 Product Inventory. The Product Inventory and the Sample Product Packs shall be Merchantable when delivered to Purchaser; provided, however, Purchaser acknowledges and agrees that the Sample Product Packs to be acquired by Purchaser pursuant to this Agreement have expiration dates in March and July of 2013, and the quantities of the Product included in the Product Inventory shall be reasonable and consistent with past practice of Seller.

2.7 Litigation. Except as disclosed in Part 2.7 of the Disclosure Schedule, there is no action, suit, litigation, proceeding, claim, governmental investigation or administrative action pending (or, to Seller’s Knowledge, threatened) directly or indirectly involving the Product, the Business or the transactions contemplated hereby.

2.8 Business Contracts; Default. Seller has furnished Purchaser with a true and complete copy of each of the Assumed Contracts and Restricted Contracts (collectively, the “Business Contracts”). Except as set forth on Part 2.8 of the Disclosure Schedule, the Business Contracts are the only Contracts, whether oral or written, that relate to the Product, the Business and/or any of the Purchased Assets. Neither Seller or any of Seller’s Affiliates (nor, to Seller’s Knowledge, any other party to any Business Contract) is in default under or otherwise in non-compliance with any provision of any Business Contract, and no condition or set of facts exists which, with notice, lapse of time or both, would constitute a default thereunder on the part of Seller or any of Seller’s Affiliates (or, to Seller’s Knowledge, on the part of any other party thereto).

2.9 Consents. Part 2.9 of the Disclosure Schedule sets forth a complete list of each Restricted Contract. Except for the consents required to transfer each of the Restricted Contracts to Purchaser (the “Consents”) and the consent of Orion to terminate the GTx and Orion Amended and Restated License and Supply Agreement and execute with Purchaser the New License and Supply Agreement and related documents, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Body and any party to any Business Contract, is required for Seller to enter into this Agreement or consummate the transactions contemplated hereby and transfer the Purchased Assets to Purchaser.

2.10 Brokers, Etc. Except as set forth on Part 2.10 of the Disclosure Schedule, no broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.11 Compliance with Legal Requirements.

(i) Except as disclosed in Part 2.11(i) of the Disclosure Schedule, the development, registration, manufacturing, marketing, sale and distribution of the Product in the USA is, and at all times has been, conducted in compliance with the Product Filings and all applicable Legal Requirements, including the United States Federal Food, Drug and Cosmetic Act, as amended from time to time (the “FDA Act”), the Prescription Drug Marketing Act, as amended from time to time, and the Controlled Substances Act, as amended from time to time (the “Controlled Substances Act”). The Product Filings and any other Governmental Authorizations relating to the Product and/or the Business are in full force and effect, and all product fees, establishment fees and other fees invoiced by or payable to any Governmental Body with respect to the Product for the period October 1, 2011 through September 30, 2012, have been paid. Additionally, the product fee and establishment fee for Fareston for the fiscal period October 1, 2012 through September 30, 2013 is being paid by Seller at the request of Purchaser as set forth in Section 9.16 and the full amount thereof will be reimbursed to Seller at the Closing and paid on or before the Payment Date.

(ii) All Product Filings are set forth in Part 2.11(ii) of the Disclosure Schedule. There are no proceedings pending (or, to Seller’s Knowledge, threatened) which could result in the revocation, cancellation or suspension of any of the Product Filings. Seller or one of its Affiliates is the sole and exclusive owner of each of the Product Filings. No right of reference has been granted to any Person with respect to any of the Product Filings. There are no pending requirements to conduct any Phase IV or other clinical studies with respect to the Product in the USA for any approved indication.

(iii) Except as disclosed in Part 2.11(i) of the Disclosure Schedule, Seller and its Affiliates and contractors are in compliance in all material respects with all Legal Requirements applicable to the ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, manufacturing, packaging, labeling, handling and/or testing of the Product and the Purchased Assets.

(iv) Except as disclosed in Part 2.11(i) of the Disclosure Schedule, neither Seller nor any of its Affiliates or contractors or Orion has (nor, to Seller’s Knowledge has any other Person) at any time received any notice from a Governmental Body or otherwise alleging that the Product or any of the Purchased Assets or the ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, manufacturing, packaging, labeling, handling and/or testing thereof is in violation of any applicable Legal Requirement. Without limiting the foregoing, except as disclosed in Part 2.11(i) of the Disclosure Schedule, neither Seller nor any of its Affiliates or contractors has (nor, to Seller’s Knowledge has any other Person) at any time: (i) received or been subject to a warning letter, untitled letter, Form FDA 483 or any other similar Governmental Body action relating to the Product; (ii) been subject to any Governmental Body detention, seizure, injunction, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order, target or no-target letter or other investigation relating to the Product; or (iii) initiated or been subject to any product recall, market withdrawal, stock replacement or post-sale warning relating to the Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(v) Neither Seller nor any of its Affiliates (nor, to Seller’s Knowledge, any of Seller’s current or former employees or contractors) has been disbarred or received notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. Sections 335a, 335b or 335c.

2.12 Product Liability. There are no pending (or, to Seller’s Knowledge, threatened), product liability, warranty or other similar claims by any Person (whether based in contract or tort and whether relating to personal injury (including death), property damage or economic loss) arising from or relating to the Product, and no such claims have been made by any Person within the two (2) years prior to the date hereof.

2.13 Financial Information. The financial information related to the Product identified in the Fareston Business Assets was (i) prepared in good faith in accordance with the books and records of the Seller and its Affiliates, (ii) reflects bona fide transactions with Third Parties and (iii) fairly presents and describes the costs and revenues for the periods stated therein.

2.14 Sufficiency of Assets. Except for the Purchased Assets, and subject to execution of the New License and Supply Agreement, there are no patents, patent applications, trademarks, service marks, logos, trade names, trade dress, domain names, copyrights, regulatory registrations, know-how, trade secrets, technical information, contracts or any other rights or assets that are owned by Seller or any of Seller’s Affiliates or licensed to Seller or any of Seller’s Affiliates and are necessary for the registration, manufacture, sale or marketing or other commercialization of the Product or otherwise necessary to conduct the Business.

2.15 Absence of Certain Changes or Events. For a period of six (6) months prior to the Effective Date, Sellers and Sellers’ Affiliates have conducted the Business in the ordinary course of business consistent with past practices, including with respect to the promotion and sale of the Product. Without limiting the generality of the preceding sentence, for a period of six (6) months prior to the Effective Date, neither Sellers nor any of the Sellers’ Affiliates have (i) sold the Product to wholesalers or distributors at prices below its standard selling price outside the ordinary course of business, (ii) made any promotions or offers to wholesalers or distributors outside the ordinary course of business, (iii) stopped or slowed shipping of the Product, (iv) “loaded” sales of the Product, (v) encouraged or required customers to “buy in” the Product or (vi) taken any similar actions outside the ordinary course or inconsistent with Seller’s past practice that would reasonably be expected to adversely impact sales of the Product following the Closing.

2.16 Absence of Generics. No Third Party is selling or, to Seller’s Knowledge, threatening to sell, a generic of the Fareston Product in the USA.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants, as of the Date of Agreement and as of the Effective Date, as follows:

3.1 Organization. Purchaser is a company duly organized and validly existing and in good standing under the laws of Luxembourg. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2 Due Authorization. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Transactional Agreements and the execution and delivery of this Agreement and the Transactional Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by Purchaser, including, without limitation, by its board of directors.

3.3 No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Transactional Agreements by Purchaser is not prohibited or limited by, and will not result in the breach of or a default under (i) the Articles of Incorporation, Bylaws or other similar organizational documents of Purchaser or any of its Affiliates, (ii) any agreement or instrument binding on Purchaser or any of its Affiliates or (iii) any applicable order, Legal Requirement, writ, injunction or decree of any court or governmental instrumentality applicable to Purchaser or its Affiliates. This Agreement and the Transactional Agreements have been duly executed and delivered by Purchaser, and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser, as applicable, in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

3.4 Consents. No notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Body, is required for Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

3.5 Litigation. There is no legal proceeding pending (or, to Purchaser’s Knowledge, threatened) and relating to or affecting Purchaser’s ability to perform its obligations hereunder or under the Transactional Agreements, or assume the Assumed Liabilities.

3.6 Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Purchaser or under the authority of Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

3.7 Payment of Purchase Price. Purchaser will pay the full amount of the Purchase Price on or before the Payment Date.

4. PRE-CLOSING COVENANTS OF SELLER

4.1 Ordinary Course. For the period commencing on the Date of Agreement and ending simultaneously with the Effective Date, and except as expressly consented to in advance in writing by Purchaser, Seller shall (and shall cause its Affiliates to) do the following:

(a) conduct the Business in the ordinary course on a basis consistent with past practice, comply materially with all Legal Requirements applicable to the Business, maintain in full force and effect and comply materially with all currently held Product Filings, and not make any commitment with respect the Business except in the ordinary course of business consistent with past practice and not otherwise prohibited under this Section 4.1;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) use commercially reasonable efforts to preserve the relationships and goodwill of Seller and its Affiliates with customers, distributors and suppliers to or of, as the case may be, the Business;

(c) not sell, assign, transfer, license, lease or otherwise dispose of, or permit to lapse any right with respect to, any of the Purchased Assets, or enter into any agreement to do or engage in any of the foregoing;

(d) not permit the imposition of any Encumbrance on any of the Purchased Assets and otherwise, maintain clear, unencumbered title to the Purchased Assets;

(e) not disclose to any Person (other than Purchaser and Purchaser’s Representatives), any non-public Product Technical Information or any other confidential or proprietary information of Seller or of any of its Affiliates relating to the Product or Purchased Assets;

(f) perform in all material respects all of their obligations under the Business Contracts;

(g) not enter into, amend, modify or terminate, or grant any waiver under or with respect to, any Business Contract;

(h) continue to ship and sell the Product in the ordinary course of business consistent with Product shipment and sales practices prior to the Date of Agreement and, in particular, shall not (i) sell the Product to wholesalers or distributors at prices below its standard selling price outside the ordinary course of business, (ii) make any promotions or offers to wholesalers or distributors outside the ordinary course of business, (iii) stop or slow shipping of the Product, (iv) “load” sales of the Product, (v) encourage or require customers to “buy in” the Product or (vi) take any similar actions outside the ordinary course or inconsistent with Seller’s past practice that would reasonably be expected to adversely impact sales of the Product following the Closing; and

(i) confer with Purchaser from time to time as reasonably requested by Purchaser regarding the general status of the Business.

4.2 Filings and Consents. Seller shall ensure that (a) all filings, notices and consents (including the Consents) required to be made, given and obtained by Seller in order to consummate the Transactions are made, given and obtained on a timely basis and (b) prior to the Effective Date, Seller cooperates with Purchaser and prepares and makes available such documents and takes such other actions as Purchaser may reasonably request in good faith, in connection with any filing, notice or consent that Purchaser is required or elects to make, give or obtain. Seller’s form request letter for each Consent shall be in a form reasonably acceptable to Purchaser, and shall include a request that each Restricted Contract counterparty confirm and acknowledge that Seller is not in breach of any such Restricted Contract.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3 Best Efforts. From and after the date hereof until the Effective Date (the “Pre-Closing Period”), Seller shall use its Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.

4.4 Confidentiality. Seller shall not, during the Pre-Closing Period, without Purchaser’s prior approval, issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature regarding any of the Transactions or the existence or terms of this Agreement, except as permitted in Section 11.4.

4.5 Access. During the Pre-Closing Period, Seller will give to Purchaser and its legal counsel and other pertinent representatives reasonable access during normal business hours to the properties, documents, contracts, employees and records of Seller that pertain to the Purchased Assets and Assumed Liabilities, and Seller will furnish Purchaser with copies of such documents and with such information with respect to the Product as Purchaser from time to time reasonably may request.

5. PRE-CLOSING COVENANTS OF PURCHASER

5.1 Filings and Consents. Purchaser shall ensure that (a) all filings, notices and consents required to be made, given and obtained by Purchaser in order to consummate the Transactions are made, given and obtained on a timely basis and (b) prior to the Effective Date, Purchaser cooperates with Seller and prepares and makes available such documents and takes such other actions as Seller may request in good faith, in connection with any filing, notice or consent that Seller is required or elects to make, give or obtain.

5.2 Best Efforts. During the Pre-Closing Period, Purchaser shall use its Best Efforts to cause the conditions set forth in Section 7 to be satisfied.

5.3 Confidentiality. Purchaser shall not, during the Pre-Closing Period, without Seller’s prior approval, issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature regarding any of the Transactions or the existence or terms of this Agreement, except as permitted in Section 11.4.

6. CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE

Purchaser’s obligation to purchase the Purchased Assets, enter into the other Transactional Agreements and take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing):

6.1 Accuracy of Representations. All of the representations and warranties made by Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the Date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time, except as may be set forth in a final Disclosure Schedule acceptable to both parties and delivered prior to the Scheduled Closing Time.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2 Performance of Obligations.

(a) The rights and obligations of Seller and Orion under the GTx and Orion Amended and Restated License and Supply Agreement and related documents shall have been terminated as of the Effective Date and the New License and Supply Agreement and Pharmacovigilance Agreement shall have been executed between Purchaser and Orion.

(b) All of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

6.3 Additional Documents. Purchaser shall have received such documents as Purchaser may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Seller, (ii) evidencing the compliance by Seller with, or the performance by Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6 or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

6.4 No Proceedings. Since the Date of Agreement, there shall not have been commenced or threatened against Purchaser, or against any Person affiliated with Purchaser, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

7. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Purchased Assets and enter into the Transactional Agreements that are between the Parties, and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. All of the representations and warranties made by Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

7.2 Purchaser’s Performance.

(a) Purchaser shall have made the payments contemplated by Sections 1.4(a) and (b) on or before the Payment Date.

(b) All of the other covenants and obligations that Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) The rights and obligations of Seller and Orion under the GTx and Orion Amended and Restated License and Supply Agreement and related documents shall have been terminated as of the Effective Date and the New License and Supply Agreement and Pharmacovigilance Agreement shall have been executed between Purchaser and Orion.

7.3 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Seller or against any Person affiliated with Seller, any Proceeding (i) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

8. INDEMNIFICATION, ETC.

8.1 Survival of Representations.

(a) The representations and warranties made by Seller in this Agreement (including, without limitation, the representations and warranties set forth in Section 2) shall survive the Closing and (A) with respect to the representations and warranties made by Seller in Section 2.1 (Organization), Section 2.2 (Due Authorization), Section 2.3 (No Conflicts; Enforceability) and Section 2.4 (Title), shall not have any expiration date and (B) with respect to any other representations and warranties made by Seller in this Agreement, shall expire twelve (12) months after the Effective Date (the “Seller Warranty Expiration Date” for such representation and warranty) and any Liability of Seller (for indemnification or otherwise) with respect to such representations and warranties shall thereupon cease; provided, however, that if, at any time prior to the Seller Warranty Expiration Date, any Indemnitee (acting in good faith) delivers to Seller a written notice alleging the existence of an inaccuracy in or other Breach of any of such representations and warranties and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or other Breach, then the claim asserted in such notice shall survive the Seller Warranty Expiration Date until such time as such claim is fully and finally resolved.

(b) The representations and warranties made by Purchaser in this Agreement (including, without limitation, the representations and warranties set forth in Section 3) shall survive the Closing and (A) with respect to the representations and warranties made by Purchaser in Section 3.1 (Organization), Section 3.2 (Due Authorization) and Section 3.3 (No Conflicts; Enforceability), shall not have any expiration date and (B) with respect to any other representations and warranties made by Purchaser in this Agreement, shall expire twelve (12) months after the Effective Date (the “Purchaser Warranty Expiration Date” for such representation and warranty), and any Liability of Purchaser (for indemnification or otherwise) with respect to such representations and warranties shall thereupon cease; provided, however, that if, at any time prior to the Purchaser Warranty Expiration Date, any Seller Indemnitee (acting in good faith) delivers to Purchaser a written notice alleging the existence of an inaccuracy in or other Breach of any of such representations and warranties and asserting a claim for recovery under Section 8.4 based on such alleged inaccuracy or other Breach, then the claim asserted in such notice shall survive the Purchaser Warranty Expiration Date until such time as such claim is fully and finally resolved.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller in this Agreement.

8.2 Indemnification by Seller. Subject to Sections 8.3 and 8.6, from and after the Effective Date, Seller shall defend, hold harmless and indemnify each of Purchaser Indemnitees from and against, and shall reimburse each of Purchaser Indemnitees for, any Damages which are suffered or incurred by any of Purchaser Indemnitees or to which any of Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of any of the following:

(a) any Breach of any representation or warranty made by Seller in Section 2 or elsewhere in this Agreement;

(b) Seller’s and its Affiliates’ conduct of the Business prior to the Effective Date, including, without limitation, (i) Seller’s and its Affiliates’ and contractors’ distribution, marketing or sale of the Product, including any rebates, discounts, returns, recalls or allowances attributable to sales of the Product prior to the Effective Date and (ii) any Third Party Claim on account of claims arising prior to the Effective Date, or that arise after the Effective Date and relate to any Product sold, or act or omission occurring, prior to the Effective Date;

(c) any Breach of any covenant or obligation of Seller in this Agreement or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement; or

(d) any Excluded Liabilities.

8.3 Limitations on Indemnification by Seller.

(a) Except with respect to claims based on actual fraud or injunctive or any similar equitable relief that may be available to Purchaser, the rights of Purchaser Indemnitees under Section 8.2 shall be the sole and exclusive remedies of Purchaser Indemnitees with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform Seller’s obligations under this Agreement. Without limiting the generality of the foregoing, except with respect to claims of fraud, in no event shall Purchaser, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(b) Seller shall only be liable under Section 8.2(a) with respect to any claims that are properly asserted in writing pursuant to Section 8.1(a) prior to the Seller Warranty Expiration Date, except for any claim surviving such date pursuant to Section 8.1(a); provided that any recovery on account of a claim under Section 8.2(a) shall be limited to an amount that does not exceed the total Purchase Price.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Each of the Purchaser Indemnitees shall use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is claimed under Section 8.2.

8.4 Indemnification by Purchaser. Subject to Sections 8.5 and 8.6, Purchaser shall defend, hold harmless and indemnify each of Seller Indemnitees from and against, and shall reimburse each of Seller Indemnitees for, any Damages which are suffered or incurred by any of Seller Indemnitees or to which any of Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from or as a result of any of the following:

(a) any Breach of any representation or warranty made by Purchaser in Section 3 or elsewhere of this Agreement;

(b) any Breach of any covenant or obligation by Purchaser in this Agreement or in any certificate, covenant, writing or instrument delivered by Purchaser pursuant to this Agreement;

(c) any Assumed Liabilities; or

(d) to the extent not covered by Seller’s indemnity obligations under Section 8.2, Purchaser’s use of the Purchased Assets subsequent to the Effective Date, including, without limitation, (i) Purchaser’s distribution, marketing or sale of the Product, including any rebates, discounts, returns, recalls or allowances attributable to sales of the Product subsequent to the Effective Date (and not attributable to Seller’s actions or inactions prior to the Effective Date) and (ii) any Third Party Claim on account of claims arising subsequent to the Effective Date, including any regulatory action, proceeding, inquiry or investigation of or pertaining to the Product or Purchaser’s business operations (and not attributable to Seller’s actions or inactions prior to the Effective Date).

8.5 Limitations on Indemnification by Purchaser.

(a) Except with respect to claims based on actual fraud, or injunctive or similar equitable relief that may be available to Seller, the rights of Seller Indemnitees under Section 8.4 shall be the sole and exclusive remedies of Seller Indemnitees with respect to claims resulting from any misrepresentation, breach of warranty or failure to perform Purchaser’s obligations under this Agreement. Without limiting the generality of the foregoing, in no event shall Seller, its successors or permitted assigns be entitled claim or seek rescission of the transactions consummated under this Agreement.

(b) Purchaser shall only be liable under Section 8.4(a) with respect to any claims that are properly asserted in writing pursuant to Section 8.1(b) prior to the Purchaser Warranty Expiration Date except for any claims that survive such date pursuant to Section 8.1(b).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Each of Seller Indemnitees shall use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is claimed under Section 8.4.

8.6 Indemnification Procedures; Defense of Third Party Claims. Promptly after receipt by an Indemnitee under Sections 8.2 or 8.4 of notice of any Third Party Claim or the commencement of any Proceeding against it, such Indemnitee will, if such claim is to be made against an Indemnitee under such Section, give a Claim Notice to the indemnifying Party of the commencement of such claim, but the failure to notify the indemnifying Party will not relieve the indemnifying Party of any liability that it may have to any Indemnitee (except to the extent that such failure prejudices the defense of such claim or Proceeding). The indemnifying Party shall have the right, at its election and by written notice to the Indemnitee within thirty (30) days after it receives a Claim Notice to conduct and control the defense of such claim or Proceeding. If the indemnifying Party makes such election, then the following shall occur:

(a) Indemnitee shall make available to the indemnifying Party any non-privileged documents and materials in possession of Indemnitee that may be necessary to the defense of such claim or Proceeding;

(b) the indemnifying Party shall keep Indemnitee informed of all material developments and events relating to such claim or Proceeding;

(c) the indemnifying Party shall have the right to participate in the defense of such claim or Proceeding; and

(d) the indemnifying Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of Indemnitee.

If the indemnifying Party does not so elect, then the following shall occur with respect to any such claim brought against an Indemnitee:

(e) the indemnifying Party shall make available to the Indemnitee any non-privileged documents and materials in its possession that may be necessary or useful to the defense of such claim or Proceeding;

(f) the indemnifying Party shall have the right to participate in the defense of such claim or Proceeding at its own expense;

(g) the Indemnitee shall keep the indemnifying Party informed of all material developments and events relating to such claim or Proceeding and, if requested by the indemnifying Party, shall confer with the indemnifying Party regarding defense strategy; and

(h) the Indemnitee shall not settle, adjust or compromise such claim or Proceeding in a manner that may reasonably give rise to any liability of the indemnifying Party (including by reasons of claims that may be asserted under this Section 8) without the prior written consent of the indemnifying Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.7 Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by Claim Notice to the Party from whom indemnification is sought.

8.8 No Consequential Damages, etc. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR DAMAGES THAT ARE SUBJECT TO THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER SECTIONS 8.2 AND 8.4, IN NO EVENT SHALL ANY PARTY HERETO OR ITS AFFILIATES BE RESPONSIBLE TO THE OTHER PARTY HERETO FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS FOR DAMAGES BASED UPON LOST REVENUES OR PROFITS, HOWEVER CAUSED OR ON ANY THEORY OF LIABILITY THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF.

9. POST-CLOSING COVENANTS

9.1 Availability of Records.

(a) After the Closing, Purchaser and Seller shall make available to each other and each other’s Affiliates, agents and representatives, any Taxing authority or any Governmental Body all information, during normal business hours when reasonably requested, records and documents in its possession relating to the Purchased Assets, the Assumed Liabilities and/or the Product, for all periods prior to the Closing and shall preserve all such information, records and documents until the later of (a) six (6) years after the Closing, (b) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Effective Date, including extensions thereof applicable to Seller or its Affiliates or (c) the required retention period under any applicable Legal Requirements for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax Returns to any Person, other than as required by applicable Legal Requirements).

(b) Purchaser and Seller shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to the Product, Purchased Assets or Assumed Liabilities prior to the Effective Date (with respect to Seller) or from and after the Effective Date (with respect to Purchaser), including, without limitation, product liability and general insurance liability. With respect to any litigation and claims relating to any of the foregoing (other than litigation and claims between Seller and Purchaser), the Parties shall render reasonable assistance to each other in defending such litigation or claim.

9.2 Tax Matters.

(a) Tax Matters. After the Effective Date, Purchaser and Seller shall cooperate in the filing of any Tax Returns or other Tax-related forms or reports, to the extent such filing requires providing each other with necessary relevant records and documents relating to the Purchased Assets or the Product, or providing reasonable access to employees. Seller and Purchaser shall cooperate in the same manner in defending or resolving any Tax audit, examination or Tax-related litigation. Purchaser and Seller shall cooperate in the same manner to minimize any transfer, sales and use Taxes and notarial and registry fees and recording costs.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Inventory Resale Certificates. At the Closing, Purchaser shall execute and deliver to Seller or Seller’s Affiliates resale certificates for all Fareston Product Inventory sold to Purchaser.

(c) Bulk Sales Laws. Seller and Purchaser waive compliance with any applicable bulk sales laws in connection with the sale of the Purchased Assets.

9.3 Product Returns. Subject to Section 9.19, Purchaser shall be solely responsible for processing and handling all Product returns following the Effective Date. Purchaser will be responsible for the credit liability associated with all returns of the Product from lots sold entirely by Purchaser, and Seller will be responsible for the credit liability for all returns of the Product from lots sold entirely by Seller. In the event any of the Fareston Product Inventory is from lots that include the Product that was sold by Seller prior to the Effective Date (each referred to herein as a “Partial Lot”), Purchaser and Seller will each be responsible for a pro rata portion of the credit liability associated with returns of the Product included in such Partial Lot (regardless of who sold such Product), such pro rata portions calculated based on the portion of the lot sold by Seller prior to the Effective Date and the portion of the lot delivered to Purchaser. Purchaser may invoice the Seller for the reasonable actual out-of-pocket variable expenses incurred directly as a result of destroying the Product to the extent Seller has responsibility for the associated credit liability under this Section, including fees paid to third parties for receiving and processing such returned Product in accordance with applicable Legal Requirements. Seller will pay such invoice within thirty (30) days after the date of the invoice. As Purchaser processes the returned Product from and after the Effective Date, it will issue a credit to the applicable Third Party in accordance with the returns policy of the Party responsible for the credit liability and, if the credit issued by Purchaser is for the account of Seller, Purchaser shall invoice Seller for the amount of such credit and provide proper and reasonable documentation describing the returned Product and the calculation of the invoiced amount, and Seller shall pay such invoice within thirty (30) days after the date of the invoice. Notwithstanding anything to the contrary contained in this Section 9.3, Seller’s liability for any Product returned shall not be adversely affected by any increase in the price of the Product put into effect subsequent to the Effective Date, and Seller’s liability for such Product returns shall be calculated at the lower of the actual purchase price, ninety-five percent (95%) of WAC or WAC, depending on which price is utilized by the Third Party in calculating the Product returns credit due to its existing as of the Effective Date. The Parties shall reconcile and true up their accounting under this provision at the end of each calendar quarter after the Effective Date until both Parties agree that such need no longer exists.

9.4 Product Complaints and Adverse Event Reports. From and after the Effective Date, Purchaser shall be responsible for responding to any complaint regarding the Product that is received by either Purchaser or Seller on or after the Effective Date from any source and for investigating and analyzing such complaint and making required reports to the FDA and equivalent foreign governmental entities, regardless of whether the Product involved was sold by Seller or Purchaser; provided that Purchaser shall promptly provide Seller with notice and copies of all correspondence with any such entities to the extent such correspondence relates to the Product sold under Seller’s labeler code, and Seller shall reasonably cooperate and assist Purchaser in a timely manner with such reporting obligations by furnishing copies of product complaints and other relevant documents for which Seller receives.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a) Without limiting the foregoing, in the event that Seller receives any adverse experience report with respect to the Product (an “AE Report”), Seller will: (i) notify Purchaser of such AE Report and provide Purchaser with copies of all source documents relating to such AE Report (in each case, via email to the AE Report email address specified below, with confirmation to the Purchaser primary contact specified below, or to such other email address and primary contact as may be specified by Purchaser upon written notice to Seller (the “Purchaser PV Contact”)), and will use commercially reasonable efforts to provide such notice to Purchaser within two (2) calendar days of receipt of such AE Report (and in any event will provide such notice to Purchaser within five (5) calendar days of receipt of such AE Report) and (ii) promptly provide Purchaser with the original source documents relating to such AE Report via express courier addressed to the Purchaser PV Contact. Purchaser and Seller, on a monthly basis, will reconcile adverse experience reports relating to the Product received during the twelve (12) month period following the Closing, so as to ensure that all AE Reports received by Seller were also received by Purchaser.

(b) The initial Purchaser PV Contact shall be as follows:

Primary contact Name: Anthony G. Oladipo Job Title: Head of Global Drug Safety & Risk Management	Tel: +1 908 375 7918 Mob: +1 908 432 2733 Fax: +1 908 234 2835 E-mail: anthony.oladipo@prostrakan.com

Drug Safety/PV correspondence for reporting of AE Reports ICSR/Documentations	E-mail: drugsafety@prostrakan.com (for AE Reports - ICSRs) pv-monitor@prostrakan.com (for PSUR and other safety issues)

Office hours: 09:00 to 17:00 Out-of-hours contact:	Tel: +1 908 234 1096 Address: 685 Route 202/206, Suite 101 Bridgewater, NJ 08807 USA

9.5 Notification of Customers. Within five (5) business days after the Closing, Purchaser and Seller shall jointly notify all wholesale distributors of the Product (i) of the transfer of the Purchased Assets to Purchaser, (ii) that all purchase orders for the Product received by Seller or any of its Affiliates prior to the Effective Date but not shipped prior to 11:59 p.m. (Central Time) on the Effective Date will be transferred to Purchaser (provided, however, that to the extent that any purchase order cannot be so transferred, Seller and Purchaser shall cooperate with each other to ensure that such purchase order is filled and that Purchaser receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred) and (iii) that all purchase orders for the Product received after the Effective Date should be sent to Purchaser, c/o ProStrakan, Inc., 685 Route 202/206, Suite 101, Bridgewater, NJ 08807, Attention: Sarah McIntyre.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.6 Chargebacks. Subject to Section 9.19, Purchaser will be responsible for the administration (including payment, processing and dispute resolution), in compliance with applicable Legal Requirements, of all wholesaler and other chargebacks for the Products (collectively, “Chargebacks”) on or after the Effective Date. Promptly after the Effective Date, the Parties will jointly notify all relevant Third Parties that Purchaser will assume responsibility for all obligations relating to Chargeback administration for the Products on and after the Effective Date. Seller has provided to Purchaser monthly Chargeback data from January 1, 2012 through August 31, 2012. The average monthly Chargeback amount for this period has been calculated to be [ * ]. The Parties agree a credit in the amount of [ * ] will be issued to Purchaser in the amount of the average monthly Chargeback by deducting such amount from the Purchase Price for the Product Inventory Seller will acquire at Closing, and Seller shall have no further obligations or liabilities with respect to Chargebacks after the Effective Date.

9.7 Non-Assigned Pricing Contracts. Part 9.7 of the Disclosure Schedule lists each pricing contract of Seller or any of its Affiliates relating to the Product that is not included in the Business Contracts (the “Non-Assigned Pricing Contracts”). No later than five (5) days after Closing and only upon the prior written approval of the Purchaser, Seller shall terminate each Non-Assigned Pricing Contract with respect to the Product, with such termination to be effective at the earliest practicable time after receipt of termination notice as is permitted by such Non-Assigned Pricing Contract as set forth on Part 9.7 of the Disclosure Schedule. Purchaser shall honor the pricing set forth in such Non-Assigned Pricing Contracts during such termination notice period.

9.8 Medicaid and Other State and Federal Rebates.

(a) Seller Information to Purchaser. On or before the Closing Date, Seller shall provide Purchaser with the Baseline Average Manufacturers Price (“AMP”) for the Product. Each Party will provide each other Party with additional information described on Exhibit E and undertake the other activities described on Exhibit E.

(b) Purchaser Information to Seller. Within twenty (20) days of the Effective Date and within eighteen (18) days after the end of any calendar month thereafter as long as Purchaser is selling the Product with Seller’s labeler code (“Seller-Labeled Product”), Purchaser shall calculate a unit (i.e., per tablet) AMP and Best Price for the Product and provide such calculations to Seller.

(c) Seller Calculation of Medicaid Rebates. In accordance with applicable Legal Requirements, Seller shall calculate the Unit Rebate Amount (“URA”) of each Seller-Labeled Product and shall be responsible for all applicable filings with any Governmental Body in respect of any Seller-Labeled Product sold by or on behalf of Seller or any of Seller’s Affiliates through the Effective Date and for any Seller-Labeled Product sold by Purchaser subsequent to the Effective Date.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) Intentionally Omitted

(e) Payment of Rebates. Seller shall pay any Medicaid rebates, TriCare rebates and Medicare Part D Coverage Gap rebates and any other government rebates (collectively the “Government Rebates” and each a “Government Rebate”) due or payable based on invoices received from the state or federal government for the Product reimbursed by states or federal government programs for periods up to and including the fourth quarter of 2012, including any adjustments submitted in subsequent quarters related to the Product reimbursed by the states or federal government for periods up to and including the fourth quarter of 2012. Purchaser shall reimburse Seller for all Government Rebates paid by Seller with respect to the Product with an Rx paid date (date reimbursed by state) after the fourth calendar quarter of 2012. Seller shall report the AMP and Best Price for each Product to CMS on a quarterly basis for Seller-Labeled Product. Seller shall continue such reporting to CMS on Seller-Labeled Product for one (1) year after the expiration date of the last lot of Seller-Labeled Product sold by Purchaser. Purchaser shall on a timely basis report to Seller the expiration date of the last lot of each Seller-Labeled Product sold by Purchaser under Seller’s labeler code. Thereafter, Purchaser shall be solely responsible for all Government Rebate filings and payments relating to the Product.

(f) Incremental Medicaid Rebates. In the event Purchaser contracts at a price which establishes a new “Best Price” or were to implement a price change which establishes a new “Best Price” or a higher consumer price index (“CPI”) component than is in effect at the time of the Closing, then Purchaser shall reimburse Seller for incremental Medicaid rebates paid by Seller with respect to the quarter in which the Closing occurs resulting from such actions.

(g) Other Programs. Seller shall also process and pay rebates related to state programs, ADAP and other Medicaid/state-related rebates programs for Seller-Labeled Product. Should Purchaser enter into any other state supplemental rebate programs for Seller-Labeled Product, Purchaser shall provide Seller with the RPU and any other components necessary to process the rebate invoice from such state and/or other government agency for all periods following the Closing. Any data reporting required by any such program for any period following the Closing shall be Purchaser’s responsibility.

(h) Federal Supply Schedule. Seller shall provide Purchaser with the current Federal Supply Schedule price of the Product, the current federal ceiling price, information regarding the current quarter’s IFF submission and other data related to compliance with reporting under the Veterans Health Care Act of 1992, including all blanket purchase agreements or terms of participating incentive programs.

(i) Invoice. Seller shall invoice Purchaser on a quarterly basis for all Medicaid rebates paid by Seller on the Product after the fourth quarter of 2012, as well as any other rebates paid in accordance with Sections 9.8(f) above. Purchaser shall pay such invoice within thirty (30) days after receipt thereof.

(j) Fines, Penalties, Interest. Any delays, errors or omissions in data provided by Purchaser to Seller that result in fines, penalties, interest or any other charges to Seller shall be the sole responsibility of Purchaser and Purchaser shall reimburse Seller for any such payments. Any delays, errors or omissions in data provided by Seller to Purchaser that result in fines, penalties, interest or any other charges to Purchaser shall be the sole responsibility of Seller and Seller shall reimburse Purchaser for any such payments

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(k) Contact Persons. The contact information for the Parties for all matters relating to this Section 9.8 is set forth below.

If to Seller:

Jason Shackelford, Corporate Controller

GTx, Inc.

175 Toyota Plaza, 7th Floor

Memphis, Tennessee 38103

Telephone: 901-507-6937

If to Purchaser:

c/o ProStrakan, Inc.

685 Route 202/206, Suite 101

Bridgewater, NJ 08807

Attn: Jeff Komaiko

Senior Director, U.S. Managed Markets

Telephone: 908-375-7914

9.9 Purchaser Government Agreements. Purchaser shall use commercially reasonable efforts to appropriately list the Product bearing Purchaser’s NDC number of its own Medicaid Rebate Program agreement, PHS 340B Program agreement, FSS agreement, TriCare Management agreement, and Medicare Part D Coverage Gap Rebate Program agreement as soon as practical after the Effective Date. Seller shall bear no responsibility for Purchaser’s failure to list the Product appropriately on its agreements.

9.10 Notification. Through the Effective Date, Seller will promptly give notice to Purchaser of the occurrence of any event known to Seller of the failure of any event to occur that results in a breach of any representation or warranty by Seller, including any patent infringements, or a failure by Seller to comply with any covenant, condition or agreement contained herein. Purchaser shall promptly notify Seller if Purchaser has Knowledge that any representation or warranty of Seller in this Agreement or the Disclosure Schedules hereto is not true and correct in all material respects, or if Purchaser has Knowledge that there are any errors in, or omissions from, the Disclosure Schedule to this Agreement.

9.11 Regulatory Matters.

(a) The Purchaser shall be responsible for all governmental filings and regulatory actions (including, without limitation, drug safety database updates and maintenance) after the Effective Date in accordance with the Pharmacovigilance Agreement it will enter into with Orion. Seller will provide such information and cooperation as may be reasonably be requested by Purchaser in connection with the foregoing (including, but not limited to, by providing such information as may be required by Purchaser for any Annual Report to be submitted to the FDA with respect to the Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Seller may (at its expense) make and retain one (1) electronic copy and photocopy of NDA #20-497 and one (1) copy of other Product Filings for internal archival purposes and for purposes of defending itself in any litigation (which copies shall not be deemed to confer upon Seller any implied licenses, and shall be Purchaser’s Confidential Information).

(c) Without prejudice to what has been agreed between the Parties in this Agreement, if Seller requires access to certain portions of NDA #20-497 and the Product Filings for legal or regulatory purposes (“Seller Purposes”), then upon Seller’s written request, Purchaser shall make such portions available to Seller solely for such Seller Purposes on a temporary basis at a reasonable time and at Purchaser’s facilities. Seller may (at its expense) make and retain copies (in electronic and/or paper copy format) of such portions of NDA #20-497 and the Product Filings and use such copies solely for Seller Purposes. Any such copies of NDA #20-497 or the Product Filings shall be Confidential Information of Purchaser.

(d) If (i) the FDA, or equivalent regulatory authority outside the USA (each, a “Regulatory Authority”), requires access to certain portions of NDA #20-497 and the Product Filings or their counterparts outside the USA for legal or regulatory purposes of the Party that does not own such items, or (ii) either Party requires access to certain portions of NDA #20-497 and the Product Filings or their counterparts outside the USA for legal or regulatory purposes of the Party that does not own such items, including, without limitation, for making patent-related submissions, then, in either of (i) or (ii), Seller or Purchaser (as applicable), shall cooperate with such Regulatory Authority or the other Party and make such portions available to the Regulatory Authority or the other Party solely for such purpose on a temporary basis at a reasonable time and at Seller’s or Purchaser’s facilities.

(e) The Parties shall cooperate and work together to ensure that the attorney-client privilege is preserved with respect to any documents in NDA #20-497 and the Product Filings, in each case that are subject to such privilege (and any other documents, information, or materials that are subject to such privilege and may be transferred from or disclosed by one Party to the other under this Agreement). In addition, the Parties acknowledge and agree that any discovery by or disclosure to Purchaser of documents, information or materials that are not related to the Purchased Assets is inadvertent.

9.12 Letters Regarding NDA. Within two (2) business days after Closing, Seller shall deliver to Purchaser and the FDA, with respect to each Product Filing, (i) an executed letter of “Transfer of Ownership of NDA” substantially in the form set forth in Exhibit F and (ii) confirmation of Seller’s submission of such letter to the FDA and the date of such submission. Promptly after receipt of such executed letter from Seller, Purchaser shall deliver to Seller an executed “Purchaser FDA Letter” substantially in the form set forth in Exhibit G. Following the Effective Date, Purchaser shall promptly advise the FDA of any change in the conditions of the approved NDA, except that the FDA may be advised of changes in the Product’s label or labeling, the Product’s brand or the name of its manufacturer or distributor in Purchaser’s first annual report to follow such a change.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.13 Transitional License to Seller Marks.

(a) Seller hereby grants to Purchaser a non-exclusive, royalty-free, fully paid-up, non-transferrable, non-sub-licensable (other than to an Affiliate of the Purchaser while such Person is an Affiliate of the Purchaser) license to use any names and marks of Seller or its Affiliates that are not included in the Product Marks, as well as Seller’s NDC number, in each case, that are included in the labeling and packaging for the Product Inventory or imprinted on any copies of Promotional Materials (the “Seller Marks”), to use the Seller Marks in connection with the distribution and sale of Product Inventory that is not outdated and such Promotional Materials in the USA, until (a) in the case of Product Inventory, the Product Inventory on which the Product Mark is imprinted has been sold and (b) in the case of Promotional Materials, the date that is one (1) year after the Effective Date (or, if later, until the date on which all Product Inventory on which the Product Mark is imprinted has been sold). At the conclusion of the license, Purchaser shall destroy and dispose of any remaining items bearing a Seller Mark then in Purchaser’s possession or under Purchaser’s control. Purchaser shall indemnify Seller and its Affiliates from and against any and all Damages incurred or suffered in connection with or resulting from Purchaser’s or an Affiliate’s use of Seller marks as permitted by this Section 9.13.

(b) Other than within the scope of the license granted in clause (a) above and the Product Marks, the Purchaser shall not, and shall cause its Affiliates not to, use the Seller Marks unless they are separately licensed to do so.

9.14 Bulk Inventory. Seller has an open order with Orion for one (1) lot of bulk inventory of Product (approximately four hundred thousand (400,000) tablets) to be delivered after the Closing. At the Closing, Seller shall assign the purchase order to Purchaser and Purchaser shall be responsible for taking delivery of such bulk inventory and having it delivered to the packager designated by Purchaser. Purchaser shall be responsible for arranging the shipment of such bulk inventory as well as paying to Orion the invoiced amount. Purchaser shall also pay any shipping costs incurred to Purchaser’s selected delivery destination. Seller shall reimburse Purchaser for any amount over [ * ] that is charged by Orion and paid for by Purchaser for expedited production of the bulk inventory within five (5) business days of receipt of invoice by Purchaser for any such charge for expedited production of the bulk inventory.

9.15 Coupons. Purchaser shall be responsible for all coupons that are redeemed for the Product sold after the Effective Date under the contract assumed under Section 1.1(d). Purchaser shall reimburse Seller for any deposit remaining with the Third Party provider of the coupon program after accounting for redemptions that have occurred through the month of September 2012.

9.16 FDA Product and Establishment Fees. Purchaser acknowledges that the FDA Product and Establishment fees are due on or before October 1st 2012 for the fiscal year beginning on October 1st 2012 and lasting through September 30, 2013. Seller has agreed as an accommodation to Purchaser to pay such fees in the amount of [ * ] prior to the Closing so that the FDA will be paid in a timely manner, and Purchaser agrees to reimburse Seller for such amount at the Payment Date.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.17 Sample Usage Reporting to the FDA. Seller is responsible for reporting sample usage to the FDA for the year of 2011 on or before October 1, 2012. Purchaser shall be responsible for reporting sample usage to the FDA for the year of 2012 on or before April 1, 2013, provided that Seller shall provide to Purchaser upon request the information necessary for Purchaser to complete such report for samples distributed by Seller prior to the Effective Date.

9.18 Access. Purchaser shall assist Seller in obtaining, to the extent reasonable possible, access to any of the suppliers or vendors whose agreements are assigned to Purchaser in connection with the Closing in the event Seller shall require information, data or documentation from such supplier or vendor pertaining to a time period Seller owned the Product prior to the Effective Data.

9.19 Transition Services.

(a) Seller will (and will instruct Cardinal SPS to) provide Purchaser with all order processing and fulfillment, billing, collections, receivables processing, returns processing, chargeback processing and other services relating to the Product that prior to the Effective Date were provided to Seller by Cardinal SPS (the “Transition Services”) during the period from the Effective Date until Purchaser notifies Seller in writing, on a service-by-service basis, that Cardinal SPS is ready to commence performing such Transitional Services directly for Purchaser’s account (the “Transition Period”).

(b) In connection with the performance of the Transition Services, Seller may both receive funds and disburse funds on the behalf of Purchaser. Within fifteen (15) days after the end of each week, Seller will provide to Purchaser a detailed account of these activities (the “Weekly Account”) that will set forth: (i) the amount of all payments received for the Product sold by Seller on behalf of Purchaser pursuant to the Transition Services (the “Receipts”), inclusive of reasonable detail of any customer deductions against gross invoiced amounts, (ii) the amount of cash disbursed by Seller on behalf of Purchaser during such month pursuant to the Transition Services for Product-related rebates, chargebacks, GPO administration fees, inventory management fees, fees charged by Cardinal SPS and shipping costs (“Disbursements”). The Weekly Account shall set forth in reasonable detail a summary of the Receipts and Disbursements. If the aggregate amount of (A) Receipts exceeds the aggregate amount of Disbursements during a week, Seller shall forward such cash excess to Purchaser within five (5) business days after the end of such week and (B) Disbursements exceeds the aggregate amount of Receipts for a particular week, Seller shall submit an invoice to Purchaser for the difference. Purchaser shall pay all amounts not disputed by Purchaser in good faith to Seller within five (5) business days after its receipt of such invoice.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10. CONFIDENTIALITY

10.1 Confidential Information. All Information disclosed by one Party (the “Disclosing Party”) to the other Party or the other Party’s Affiliates, including Information disclosed to directors, officers, employees or agents of any Party or the Party’s Affiliates (each being hereinafter referred to as a “Receiving Party”) pursuant to this Agreement or in connection with each Party’s activities on behalf of this Agreement (the “Confidential Information” of the Disclosing Party) shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted in this Agreement, without the prior written consent of the Disclosing Party. Notwithstanding the foregoing, following the Effective Date, all Confidential Information included in or exclusively related to the Purchased Assets shall be deemed to be Confidential Information of Purchaser, and not Confidential Information of Seller (and Purchaser shall be deemed to be the Disclosing Party, and Seller the Receiving Party, of such Confidential Information for the purposes hereof, and the exception set forth in Section 10.1(a) below shall not apply with respect to such Confidential Information). The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate any of the following with respect to such Confidential Information:

(a) the Information is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b) the Information is in the public domain by use and/or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c) the Information is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d) the Information is developed by the Receiving Party independently and without use of or reference to any Confidential Information of the Disclosing Party, as documented by the Receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

10.2 Exception to Nondisclosure Obligation. Notwithstanding the obligations in Section 10.1, a Party may disclose the other Party’s Confidential Information to the extent that any of the following apply to such disclosure:

(a) the disclosure is to governmental or other regulatory agencies or otherwise as required to comply with applicable laws or regulations, but such disclosure may be only to the extent reasonably necessary to comply with such applicable law or regulation, and provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information (if applicable or available);

(b) the disclosure is deemed necessary by a Party to be disclosed to Related Parties, agent(s), consultant(s), and/or other Third Parties (or for such entities to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than five (5) years; or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) the disclosure is deemed necessary by counsel to the Receiving Party to be disclosed (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, or (ii) to bona fide investors or potential bona fide investors, including potential acquirers or merger partners, provided that such Confidential Information is limited to the financial terms of this Agreement, in each such case on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations no less onerous than those contained in this Agreement; or

(d) the disclosure is required to be disclosed by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of the required disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of Section 10.1 and this Section 10.2, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including, without limitation, obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

11. MISCELLANEOUS PROVISIONS

11.1 Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.2 Fees and Expenses. Each Party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such Party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such Party in connection with or by virtue of the following:

(a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and

(b) the consummation and performance of the Transactions.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.3 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by fax) to the address or fax number set forth beneath the name of such Party below (or to such other address or fax number as such Party shall have specified in a written notice given to the other Parties hereto).

If to Purchaser:

Strakan International S.à r.l.

Attn: CEO

Galabank Business Park

Galashiels

TD1 1QH

UK

Facsimile: +44 (0) 1896 664001

With a copy to:

Strakan International S.à r.l.

Attn: Legal Dept.

Galabank Business Park

Galashiels

TD1 1QH

UK

Facsimile: +44 (0) 1896 664001

Notices to Seller shall be sent to:

GTx, Inc.

Attn: President, with a copy to the General Counsel

175 Toyota Plaza, 7th Floor

Memphis, Tennessee 38103

U.S.A.

Telephone: 1-901-523-9700 x107

Facsimile: 1-901-844-8075

11.4 Publicity. With regard to the existence and content of commercial terms and conditions of this Agreement, unless agreed upon by the Parties, neither Party shall originate any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, without the approval of the other Party, except as may be required by law, including, without limitation, provisions regarding the disclosure requirements required by the U.S. Securities and Exchange Commission for publicly quoted companies, and then only to the extent legal counsel for such Party deems appropriate, in which event such Party shall give the other Party a reasonable opportunity to review the form and content of the announcement before such announcement is made. Notwithstanding the foregoing, Purchaser and Seller will agree to a form of press release to be issued upon the execution of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.5 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.7 Obligations With Respect to Competing Products. Beginning on the Effective Date and until the fifth (5th) anniversary of the Effective Date, Seller agrees that neither it nor any of its Affiliates will directly or indirectly develop, register, manufacture, sell, market, promote or commercialize (or license or otherwise assist any Third Party to develop, register, manufacture, sell, market, promote or commercialize) in the Breast Cancer Field in the USA any (i) product containing Toremefine (alone or in combination with any other pharmaceutically active ingredient) or (ii) product containing as a material component thereof a selective estrogen receptor modulator compound that competes with the Product.

11.8 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement, including the validity, construction, interpretation and performance thereof, shall be governed entirely by the laws of the State of Delaware.

(b) Dispute Resolution. All disputes arising out of or in connection with this Agreement (except those involving actions commenced by or involving Third Parties and affecting or involving only one of the Parties) shall be resolved with the following mechanism:

(i) Attempted Amicable Resolution. The Parties shall promptly give each other written notice of any disputes requiring resolution hereunder, which written notice shall specify the Section(s) of this Agreement the other Party is alleged to have breached and shall briefly state the initiating Party’s claims, and the Parties shall use reasonable efforts to resolve any such disputes in an amicable manner.

Any disputes arising in connection with this Agreement which cannot be resolved in an amicable manner by representatives of the Parties shall be referred, not later than thirty (30) days after initiation of dispute resolution proceedings under this Section 11.8, to the following corporate officers of the Parties for resolution:

For Purchaser: Chief Executive Officer (or his or her designee)

For Seller: Chief Executive Officer (or his or her designee)

Such officers (or their designees) shall attempt to resolve the dispute and shall communicate with each other by facsimile or telephone or in personal meetings in an effort to resolve the dispute.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) Arbitration.

(1) Any disputes (excluding any dispute, controversy or claim arising out of or relating to the validity, enforceability, scope or infringement of patent or trademark rights) arising in connection with this Agreement which cannot be resolved by the Parties within forty-five (45) days after initiation of dispute resolution proceedings under this Section 11.8 shall be finally settled by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”) and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(2) The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business: within thirty (30) days after the initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(3) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(4) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration without the prior written consent of both Parties. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

(5) The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(6) Any disputes arising out of or relating to the validity, enforceability, scope or infringement of patent or trademark rights shall be submitted for resolution by a court of competent jurisdiction

11.9 Effect of Commencing Dispute Resolution. If either Party in good faith commences dispute resolution proceedings under Section 11.8: (a) any applicable notice periods or cure periods hereunder shall be temporarily suspended pending the outcome of such dispute resolution proceedings, and (b) the non-breaching Party may, at its option, pay any amounts payable to the other Party that are in dispute into an interest-bearing escrow account pending the outcome of such dispute resolution proceedings.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.10 Successors and Assigns; Assignment. Neither Party may assign this Agreement or any of its rights hereunder, nor delegate any of its duties or obligations hereunder, to any Third Party without the prior written consent of the other Party, except (i) to an Affiliate in accordance with the terms of this Agreement, in which case notification thereof shall be provided to the other Party prior to such assignment to an Affiliate, or (ii) in connection with a merger, consolidation or similar reorganization of such Party, or sale of all or substantially all assets or other change of control of such Party or of any line of business to which this Agreement relates (a “Change of Control”). For clarity, this Agreement shall survive any such Change of Control and no consent for such Change of Control shall be needed. Any assignment of this Agreement to an Affiliate of the assigning Party shall not relieve the assigning Party of its responsibilities and obligations hereunder. Any purported assignment or transfer in violation of this Section 11.10 shall be void.

11.11 Waiver. The failure by either Party at any time to enforce any of the terms or provisions or conditions of this Agreement or exercise any right hereunder shall not constitute a waiver of the same or affect that Party’s rights thereafter to enforce or exercise the same. No waiver of any of the provisions of this Agreement shall be deemed binding unless executed in writing by the Party to be bound by it.

11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

11.13 Severability. In case one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed by limiting such invalid, illegal or unenforceable provision, or if such is not possible, then by deleting such provision from this Agreement.

11.14 Parties in Interest. Except for the provisions of Section 8 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns (if any).

11.15 Independent Contractors. The Parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturer. Both Parties agree that they shall neither have the power or right to bind or obligate the other, nor shall either hold itself out as having such authority.

11.16 Entire Agreement. This Agreement, together with the Transactional Agreements (including all schedules and exhibits attached thereto), represents the entire Agreement between the Parties relating to the subject matter hereof and supersedes all prior arrangements, understandings, correspondence, notes, minutes and agreements between the Parties (or their predecessors in interest) whether written or oral. No supplement, modification or amendment of this Agreement shall be binding unless executed by the Parties in writing and signed by the duly authorized representatives of both Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.17 Disclosure Schedule.

(a) The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b) The Disclosure Schedule shall be arranged in sections corresponding to the provisions of this Agreement, and the disclosures in any section of the Disclosure Schedule shall qualify (i) the corresponding subsection of this Agreement and (ii) other subsections of the Agreement to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure logically relates to such other sections.

Remainder of page intentionally left blank.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The Parties hereto have caused this Agreement to be executed and delivered as of the Date of Agreement.

STRAKAN INTERNATIONAL S.À R.L.		GTX, INC.

By:	/s/ Andrew McLean	By:	/s/ Marc Haonver

Title:	President	Title:	COO, President

		By:	/s/ Henry P. Doggrell

		Title:	VP, General Counsel

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBITS

Exhibit A: Certain Definitions

Exhibit B: “Merchantable” Specifications

Exhibit C: Form of Bill of Sale

Exhibit D: Form of Trademark Assignment

Exhibit E: Certain Government Reporting Information and Activities

Exhibit F: Letter of Transfer of Ownership of NDA

Exhibit G: Purchaser FDA Letter

Exhibit H: Certain Promotional Materials

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

AAA. “AAA” shall have the meaning set forth in Section 11.8.

Affiliate. “Affiliate” shall mean and include any officer or director of Purchaser or Seller or any Person which controls, is controlled by, or is under common control with Purchaser or Seller.

Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including, without limitation, the Disclosure Schedule and any other exhibits, schedules or attachments thereto), as it may be amended from time to time.

AMP. “AMP” shall have the meaning set forth in Section 9.8.

Assumed Contracts. “Assumed Contracts” shall have the meaning set forth in Section 1.1 of this Agreement.

Best Efforts. “Best Efforts” shall mean efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible and that are commercially reasonable given the nature of the particular result.

Bill of Sale. “Bill of Sale” shall have the meaning set forth in Section 1.9.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

Breast Cancer Field. “Breast Cancer Field” shall mean the prevention and treatment of breast cancer.

Business. “Business” shall mean all business relating to the commercialization of the Product in the USA, as currently conducted by Seller and its Affiliates, including all activities relating to manufacture, marketing, sale, distribution thereof and regulatory compliance.

Change of Control. “Change of Control” shall have the meaning set forth in Section 11.10.

Chargebacks. “Chargebacks” shall have the meaning set forth in Section 9.6.

Claim Notice. “Claim Notice” shall mean a written notice that contains (i) a description and the amount of any Damages incurred or that may be incurred by Purchaser Indemnitees or Seller Indemnitees, (ii) a statement that Purchaser Indemnitees or Seller Indemnitees are entitled to indemnification under Sections 8.2 or 8.4 and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Closing. “Closing” shall have the meaning specified in Section 1.8 of the Agreement.

Closing Date. “Closing Date” shall have the meaning specified in Section 1.8 of the Agreement.

Confidential Information. “Confidential Information” shall have the meaning set forth in Section 10.1.

Consents. “Consents” shall have the meaning set forth in Section 2.9.

Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, supply agreement, sourcing agreement, warranty, deed, assignment, power of attorney, certificate, purchase order, sales order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Controlled Substances Act. “Controlled Substances Act” shall have the meaning set forth in Section 2.11.

CPI. “CPI” shall have the meaning set forth in Section 9.8(f).

Current Agreements. “Current Agreements” shall have the meaning set forth in the Recitals of this Agreement.

Damages. “Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), cost (including any reasonable cost of investigation), or reasonably related Third Party expenses.

Disbursements. “Disbursements” shall have the meaning set forth in Section 9.19(b).

Disclosing Party. “Disclosing Party” shall have the meaning set forth in Section 10.1 of this Agreement.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, equitable interest, preference, right of possession, lease, tenancy, license, proxy, covenant, Order, option, right of first refusal or preemptive right, whether arising out of an obligation to pay any Taxes or otherwise.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Excluded Liabilities. “Excluded Liabilities” shall have the meaning set forth in Section 1.3 of this Agreement.

Fareston Business Assets. “Fareston Business Assets” shall mean any and all books, records, files, papers and data, to the extent existing and in the possession or control of Seller or any of its Affiliates and which exclusively relate to the Business, including, without limitation, (i) Seller’s sales information, including current and historical annual, quarterly and monthly sales data, market share data compared to competitor products, pricing information and information pertaining to the prescriptions written for Product and the parties writing such prescriptions, and other relevant sales information (provided, however, that the Seller’s Wolters Kluwer’s data cannot be shared with Purchaser and will not be included as Fareston Business Assets unless Purchaser agrees to pay Wolters Kluwer its required fee for access to such data and provides Seller with written confirmation that such Wolters Kluwer has consented to the transfer of such data to Purchaser), (ii) lists of present and former customers and suppliers, (iii) business plans, studies and analyses, (iv) accounting records and (v) and any other books, records, files, papers and data exclusively relating to the Business. For clarity, any information or data described under this paragraph shall include any information or data in written or electronic format.

Fareston Domain Names. “Fareston Domain Names” shall have the meaning set forth in Section 1.1(b).

Fareston Intellectual Property. “Fareston Intellectual Property” shall mean, collectively, (i) the Product Marks, (ii) the Product Technical Information and (iii) any other intellectual property rights held by Seller or any of its Affiliates relating to the Product; provided, however, that the Fareston Intellectual Property does not include any intellectual property rights that Orion licensed to Seller pursuant to the GTx and Orion Amended and Restated License and Supply Agreement.

FDA. “FDA” shall mean the United States Food and Drug Administration and any successor regulatory agency.

FDA Act. “FDA Act” shall have the meaning set forth in Section 2.11.

GAAP. “GAAP” shall mean generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Government Rebates. “Government Rebates” shall have the meaning set forth in Section 9.8(e).

GTx and Orion License and Supply Agreement. The “GTx and Orion License and Supply Agreement” shall have the meaning set forth in the Recitals.

IND. “IND” shall mean an Investigational New Drug Application as defined in the United States Food Drug and Cosmetic Act and applicable regulations promulgated thereunder, or any equivalent Application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a pharmaceutical product in humans in a particular jurisdiction.

Indemnitee. “Indemnitee” shall mean Purchaser Indemnitee and/or Seller Indemnitee.

Knowledge. “Knowledge” shall mean, as to Person, that such Person is actually aware of a given factor or matter, or that such Person could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably diligent and comprehensive investigation concerning the truth or existence of such factor or other matter. An Entity shall be deemed to have Knowledge of a particular fact or matter if any officer or managerial level employee of such Entity has Knowledge of such fact or matter.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Merchantable. “Merchantable” shall mean that a product or component of a product (i) shall have a remaining shelf life of at least eighteen (18) months, (ii) shall conform as of the Effective Date with the specifications set forth in Exhibit B of this Agreement, (iii) shall have been manufactured, packaged, tested and handled in accordance with all applicable Legal Requirements, (iv) shall not be adulterated or misbranded within the meaning of the FDA Act and (v) shall be free and clear of any Encumbrances.

NDA. “NDA” shall mean a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 314.5 et seq., a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 601, and any equivalent application filed with any equivalent regulatory authority.

New License and Supply Agreement. The “New License and Supply Agreement” shall have the meaning set forth in the Recitals.

Non-Assigned Pricing Contracts. “Non-Assigned Pricing Contracts” shall have the meaning set forth in Section 9.7.

Order. “Order” shall mean any

(a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b) Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

Orion. “Orion” shall have the meaning set forth in the Recitals of this Agreement.

Partial Lot. “Partial Lot” shall have the meaning set forth in Section 9.3.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pharmacovigilance Agreement. “Pharmacovigilance Agreement” shall have the meaning set forth in Section 1.5.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 4.3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been or may be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

Product. “Product” shall mean tablets containing sixty (60) milligrams of Toremifene manufactured by Orion that was promoted in the USA under the brand name “Fareston” by Seller prior to the Date of Agreement for use in the Breast Cancer Field.

Product Filings. “Product Filings” shall have the meaning set forth in Section 1.1.

Product Inventory. “Product Inventory” shall have the meaning set forth in Section 1.1.

Product Marks. “Product Marks” shall have the meaning set forth in Section 1.1.

Product Technical Information. “Product Technical Information” shall mean all right, title and interest of Seller and its Affiliates in and to any Technical Information relating to the Product. The Product Technical Information includes, without limitation, all Technical Information that is contained or referenced in any of the Product Filings.

Promotional Materials. “Promotional Materials” means all current sales and marketing materials, web site content, sales training materials, market research studies and physician call files held by Seller or any of its Affiliates relating to the Product for use in the USA. The Promotional Materials include, but are not limited to, the items described on Exhibit H.

Purchase Price. “Purchase Price” shall have the meaning set forth in Section 1.4.

Purchaser. “Purchaser” shall have the meaning set forth in the introductory paragraph to the Agreement.

Purchaser Indemnitees. “Purchaser Indemnitees” shall mean the following Persons:

(a) Purchaser;

(b) Purchaser’s current and future Affiliates;

(c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and

(d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Purchase Price. “Purchase Price” shall have the meaning specified in Section 1.4 of the Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Purchased Assets. “Purchased Assets” shall have the meaning set forth in Section 1.1 of the Agreement.

Purchaser Warranty Expiration Date. “Purchaser Warranty Expiration Date” shall have the meaning set forth in Section 8.1.

Receipts. “Receipts” shall have the meaning set forth in Section 9.19(b).

Receiving Party. “Receiving Party” shall have the meaning set forth in Section 10.1 of the Agreement.

Regulatory Authority. “Regulatory Authority” shall have the meaning specified in Section 9.11.

Representatives. “Representatives” shall mean officers, directors, managerial level employees, agents, attorneys, accountants, advisors and other representatives.

Restricted Contracts. “Restricted Contracts” shall have the meaning specified in Section 1.1 of the Agreement.

Scheduled Closing Time. “Scheduled Closing Time” shall have the meaning set forth in Section 1.8.

Seller. “Seller” shall have the meaning specified in the introductory paragraph of the Agreement.

Seller Indemnitees. “Seller Indemnitees” shall mean the following Persons:

(a) Seller;

(b) Seller’s current and future Affiliates;

(c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and

(d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

Seller-Labeled Product. “Seller-Labeled Product” shall have the meaning set forth in Section 9.8(b).

Seller Marks. “Seller Marks” shall have the meaning set forth in Section 9.13.

Seller Purposes. “Seller Purposes” shall have the meaning set forth in Section 9.11.

Seller Warranty Expiration Date. “Seller Warranty Expiration Date” shall have the meaning set forth in Section 8.1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been, or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Technical Information. “Technical Information” shall mean any and all product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing information, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information.

Third Party. “Third Party” shall mean any person or entity other than Purchaser, Seller or an Affiliate of either of them.

Third Party Claim. “Third Party Claim” shall mean any claim against any Purchaser Indemnitee or Seller Indemnitee by a Third Party, whether or not involving a Proceeding.

Toremifene. “Toremifene” shall mean toremifene citrate and/or the Z-isomer of 4-chloro-1, 2 diphenyl-1-[4-(2-(N,N-dimethylamino)-ethoxy) – phenyl]–1-butene.

Trademark Assignment. “Trademark Assignment” shall have the meaning set forth in Section 1.9.

Transactional Agreements. “Transactional Agreements” shall have the meaning set forth in Section 1.5.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, and the exercise by Seller and Purchaser of their respective rights under the Transactional Agreements.

Transition Period. “Transition Period” shall have the meaning set forth in Section 9.19(a).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Transition Services. “Transition Services” shall have the meaning set forth in Section 9.19(a).

URA. “URA” shall have the meaning set forth in Section 9.8(c).

USA. “USA” shall mean the United States of America including its fifty states, the District of Columbia, Puerto Rico, and all its territories and possessions.

Weekly Account. “Weekly Account” shall have the meaning set forth in Section 9.19(b).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

“MERCHANTABLE” SPECIFICATIONS

Specifications for Product:

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

B-1

EXHIBIT C

FORM OF BILL OF SALE

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is made as of the 30th day of September 2012, by and between GTx, Inc., a Delaware corporation (“GTx” or “Seller”) and Strakan International, S.à r.l., a company organized under the laws of Luxembourg (“Strakan” or “Purchaser”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Asset Purchase Agreement dated as of September 28, 2012 (“Purchase Agreement”), by and between Seller and Purchaser unless specifically defined in this Bill of Sale.

WITNESSETH:

WHEREAS, pursuant to the terms and conditions set forth in the Purchase Agreement, Seller has agreed to sell, convey, assign, transfer and deliver to Purchaser, its successors and assigns, to have and hold forever, all of Seller’s right, title and interest in and to the Purchased Assets.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Seller does hereby sell, convey, assign, transfer and deliver to Purchaser, its successors and assigns, forever, and Purchaser hereby purchases, acquires and accepts from Seller, free and clear of all Encumbrances, all of Seller’s right, title and interest in and to the Purchased Assets, on the date hereof, to have and to hold unto Purchaser, its successors and assigns, to its and their own use and enjoyment forever.

2. This Bill of Sale is subject in all respects to the terms and conditions of the Purchase Agreement, and all of the representations, warranties, covenants and agreements of Seller and Purchaser contained therein, all of which shall survive the execution and delivery of this Bill of Sale in accordance with the terms of the Purchase Agreement. The Purchased Assets are being delivered for good and valuable consideration, pursuant to the terms and conditions contained in the Purchase Agreement, and nothing contained herein shall in any way waive, limit, expand, modify, supersede or otherwise affect the terms, conditions, rights, obligations, agreements, covenants or warranties of Seller and Purchaser contained in the Purchase Agreement. Notwithstanding anything to the contrary contained in this Bill of Sale, in the event of any conflict between the terms of this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

3. Seller and its successors and assigns shall execute and deliver all such further bills of sale, assignments, invoices or other instruments of conveyance and transfer as Purchaser, its successors or assigns, may reasonably request to more effectively transfer to and vest in Purchaser all of Seller’s right, title and interest in and to the Purchased Assets.

4. This Bill of Sale may be executed in any number of counterparts, and by the parties hereto on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Bill of Sale, but all the counterparts shall together constitute but one and the same instrument.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

C-1

5. This Bill of Sale and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6. Notwithstanding any provision hereof or of the Purchase Agreement to the contrary, Seller retains and does not sell, convey, assign, transfer and deliver, and Purchaser does not purchase, acquire or accept any right, title or interest of Seller in any assets other than the Purchased Assets.

7. The governing law of this Bill of Sale shall be as set forth in Section 11.8 of the Purchase Agreement, and any dispute or controversy arising out of or relating to this Bill of Sale shall be resolved in accordance with Section 11.8 of the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

C-2

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be duly executed and delivered as of the date first above written.

GTx, Inc.

By:
Name:
Title:

Agreed and Accepted as of the date first above written.

Strakan International, S.à r.l.

By:
Name:
Title:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D

FORM OF TRADEMARK ASSIGNMENT

Trademark Assignment

This Trademark Assignment (this “Assignment”), is entered into as of the 28th day of September, 2012 and is made effective as of September 30, 2012 (the “Effective Date”), by and between GTX, INC, a Delaware corporation (“Assignor”), and STRAKAN INTERNATIONAL, S.À R.L., a Luxembourg company (“Assignee”) (each a “Party,” and together, the “Parties”).

Pursuant to that certain Asset Purchase Agreement, dated as of September 28, 2012 by and between Assignor and Assignee, (the “Purchase Agreement”), Assignor has agreed to sell, assign, transfer, convey and deliver to Assignee as of the Effective Date, the Transferred Trademark Rights as set forth on Schedule A, in consideration for the payment by Assignee of the Purchase Price to be paid on or before the Payment Date (all capitalized terms used but not defined herein shall have the meanings given such terms in the Purchase Agreement).

As a condition to Closing, the Parties agreed to enter into this Assignment pursuant to which Assignor shall assign to Assignee all of its respective right, title and interest in and to the Transferred Trademark Rights.

NOW THEREFORE, in consideration of the payment of the Purchase Price to be paid by Assignee on or before the Payment Date, the sufficiency of which is hereby acknowledged by Assignor, the Parties agree as follows:

1.1 Assignment. Assignor hereby sells, assigns, conveys and transfers to Assignee, its successors and assigns, all of Assignor’s respective right, title and interest in and to the Transferred Trademark Rights. Notwithstanding anything to the contrary contained in this Assignment, in the event of any conflict between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

1.2 Due Authorization. Assignor hereby authorizes and requests the Commissioner of Trademarks of the United States and any official of any state or foreign country whose duty it is to issue intellectual property registrations, to issue all registrations from any applications for registration included in the Transferred Trademark Rights to Assignee.

1.3 Further Assurances; Recordation. Assignor covenants and agrees that it will, upon the reasonable request of Assignee, execute and deliver, or cause to be executed or delivered, such further documents prepared by Assignee at Assignee’s expense and take such further actions that may be necessary or desirable to assist Assignee in perfecting the assignment, conveyance and transfer of the Transferred Trademark Rights hereunder.

1.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.5 Counterparts. This Assignment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first written above.

GTx, INC.	STRAKAN INTERNATIONAL S.À R.L.

By:	By:

Name:	Name:
Title:	Title:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE A

Trademark	U.S. Reg. No.
FARESTON	1460565

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT E

CERTAIN GOVERNMENT REPORTING INFORMATION AND ACTIVITIES

1.	Medicaid. Purchaser will obtain from Seller or their agent, a 12 month pricing and volume history, the baseline AMP, and market launch date. Seller will calculate the monthly and quarterly AMP and Best Price and certify these amounts in the Drug Data Reporting (DDR) system for each month and quarter through September 30, 2012. Immediately after Closing, Seller will establish the appropriate Purchaser representative to input and certify the Medicaid pricing information beginning with the month ending October 31, 2012. Additionally, Seller will establish a Purchaser representative to serve as the Invoice Contact for the receipt of all Medicaid rebates. Purchaser will then handle the payment of these rebates upon this transition to the appropriate states. Purchaser is to provide Seller the names and contact information for the individuals who will serve these roles.

2.	Medicaid. As applicable, Seller will provide Purchaser 12 months of direct sales dollars, chargeback sales, and rebates paid—all by NDC, month, and customer. Seller will also provide Purchaser dollars and units for indirect transactions. Dollars should include amount paid and sales at WAC for indirect transactions. This information will be provided immediately after closing for the months October 1, 2011 through August 31, 2012. The September 2012 information will be provided to Purchaser as early in October as possible.

3.	Medicare Part D. Seller will continue to obtain Medicare Part D rebate information on a quarterly basis for rebates due for sales of Fareston under Seller’s label. Seller shall be responsible for all payments due through 12/31/12 pursuant to Section 9.8 of the Agreement. Subsequent to 12/31/12, Seller will pay these rebates and invoice Purchaser for reimbursement or forward this information to Purchaser for payment (as agreed upon by the parties). Purchaser should add Fareston to their own coverage gap agreement for Fareston sold under Purchaser’s label.

4.	Public Health Service. Seller will calculate and submit the Q4 2012 PHS covered entity pricing and Q1 2013 PHS covered entity pricing. Purchaser will add the product to the price list upon Closing and Seller will delete the product effective October 1, 2012.

5.	FSS. Immediately upon Closing, Seller will complete a Request for Modification to delete the product, and Purchaser will fill out a Request for Modification to add it. GTX will also provide to Purchaser the 2012 Federal Price Ceiling Price, and the 2011 FAMP, and the 2012 Non FAMP and 2013 Federal Ceiling Price, unless the VA determines this is the year after the year of acquisition. This information will be provided to Purchaser by the end of October 2012.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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6.	Tricare. Immediately upon closing, Seller will remove product from the Tricare portal. Purchaser will then add the product through the Tricare portal. If this is not possible, the companies will jointly determine financial responsibility for Tricare rebates for product with the Seller labeler is sold by Purchaser. As soon as Purchaser begins selling product with their own labeler code, they will add the product to the Tricare portal.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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EXHIBIT F

LETTER OF TRANSFER OF OWNERSHIP OF NDA

28 September, 2012

Robert Justice, M.D., Director

Food and Drug Administration

Center for Drug Evaluation and Research

Division of Oncology Products (DOP1)

Central Document Room

5901 -B Ammendale Road

Beltsville, MD 20705-1266

Dear Dr. Justice:

RE: FARESTON® (toremifene citrate) 60 mg Tablets

NDA 20-497

Transfer of Ownership of NDA

Reference is made to New Drug Application 20-497 for FARESTON® (toremifene citrate) 60 mg Tablets, approved on 29 May 1997; and to 21 CFR § 314.72 pertaining to a change in ownership of an application.

The purpose of this letter is to notify the agency that effective 11:59pm September 30, GTx, Inc. has transferred all rights to NDA 20-497 to ProStrakan, Inc., and ProStrakan, Inc. will fulfill the obligations set forth in 21 CFR 314.

The primary point of contact is now:

Dalena DeGrezia, MBA

Director, US Regulatory Affairs

ProStrakan, Inc.

685 Route 202/206, Suite 101

Bridgewater, NJ 08807

direct: 908-375-7928

fax: 908-234-2835

dalena.degrezia@prostrakan.com

Please amend your records accordingly.

Sincerely,

Jeff Hesselberg,

Vice President Regulatory Affairs

GTx Inc.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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EXHIBIT G

PURCHASER FDA LETTER

[See attached.]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Robert Justice, M.D.

Director

Food and Drug Administration

Center for Drug Evaluation and Research

Division of Oncology Products (DOP1)

Central Document Room

5901 -B Ammendale Road

Beltsville, MD 20705-1266

NDA 20-497 FARESTON® (toremifene citrate) Tablets TRANSFER OF NDA OWNERSHIP: Acceptance of Transfer

XX October 2012

Dear Dr. Justice:

Reference is made to New Drug Application 20-497, approved on May 29, 1997.

This correspondence and attached signed Form FDA 356h serve as notification of the change in ownership of this NDA. The new sponsor of the application is ProStrakan, Inc. The sponsor contact information is:

Dalena DeGrezia, MBA

Director, US Regulatory Affairs

ProStrakan, Inc.

685 Route 202/206, Suite 101

Bridgewater, NJ 08807

direct: 908-375-7928

fax: 908-234-2835

dalena.degrezia@prostrakan.com

This change in ownership becomes effective upon the Agency’s receipt of the letter of transfer from GTx, Inc. dated             2012. Pursuant to the provisions in 21 CFR 314.72, all rights and responsibilities associated with the subject New Drug Application have been transferred to ProStrakan, Inc. In addition, all documentation relevant to NDA 20-497 for FARESTON® (toremifene citrate) Tablets has been transferred.

We understand that this submission and all information contained herein unless otherwise made public by ProStrakan Group plc is CONFIDENTIAL. If you have any questions, please do not hesitate to contact me directly at (908) 375-7928 or at dalena.degrezia@prostrakan.com.

Sincerely,

Dalena DeGrezia, MBA

Director, US Regulatory Affairs

685 Route 202/206, Suite 101

Bridgewater, New Jersey 08807, USA

Tel: +1 908 234 1096 Fax: +1 908 234 2835

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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EXHIBIT H

CERTAIN PROMOTIONAL MATERIALS

Notebooks:

GTx Fareston® 60mg Information and scientific papers pertaining to Fareston, AIs, Tamoxifen, etc.

GTx Fareston® 60mg Sales Training (February 2010) (3 notebooks)

GTx Fareston® 60mg Sales Training (November 2010) (1 notebook)

GTx Fareston® 60mg Sales Training (January 2011) (1 notebook)

Materials:

3,635	Fareston® coupons:
	1,200 1,200 1,125 100 10	– 1 box of approx. 1,200 coupons (25/pkg) – 1 box of approx. 1,200 coupons (25/pkg) – 1 box of approx. 1,125 coupons (25/pkg) – 1 box of approx. 100 coupons (25/pkg) – Additional coupons

3,635

5,460	Folded package inserts (2 boxes of approx. 2,730 each)
(approx.)

7,630	New (current) package inserts
	6,250	5 boxes of 1,250 each
	640	1 box containing 32 packages; 20/pkg
	740	1 box containing 37 packages; 20/pkg

7,630

1,000	Coupon card backing to attach coupon book and package insert
(approx.)

125	(1 box) Coupon card backing with coupon book and package insert attached

44	Coupon card backing with coupon book and package insert attached

10	Coupon card backing with coupon book attached

55	Medical Information Request Forms

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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32	Healthcare Provider Information Form (Territory ON8199)

24	Healthcare Provider Information Form (Territory ON9999)

99	Healthcare Provider Information Form (Territory ON2400)

126	Healthcare Provider Information Form (Territory ON2100)

6	Reprint article packages (5 bound and 1 loose)

2	CYP2D6 Sales Aid (Large)

1	CYP2D6 Sales Aid (pocket card)

1	Patient Access (pocket card dated February 2010)

1	Patient Access (pocket card dated July 2010)

39	Patient Access Brochure (Large) new package insert dated May 2011 (w/package insert)

48	Patient Access Brochure (Large) new package insert dated May 2011 (w/o package insert)

25	Patient Access brochure (large) old package insert dated July 2010) no attachments

31	Persistence Sales Aid brochures with package insert

23	Persistence Sales Aid brochures without package insert

84	Detail Price brochure with package inserts attached

Note: Seller will provide additional electronic copies of materials related to Fareston.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

H-2

DISCLOSURE SCHEDULE

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.